Exhibit 99.2

OTCQB AHNR APRIL 2021 Advancing The Excelsior Springs Gold Deposit In the Walker Lane Trend, Nevada Top tier exploration & mining jurisdiction Comprehensive exploration strategy Significant mineralization Near - term results expected Committed & experienced management team De - risked project with blue sky potential Corporate Snapshot Nevada is the world’s #1 gold mining jurisdiction in terms of investment attractiveness. ~ Fraser Institute, 2020 Mining Survey Total holes drilled Holes containing at least 20ft (6.1m) @1g/t Au Holes containing at least 20ft (6.1m) @0.5g/t Au Holes containing at least 20ft (6.1m) @0.1 - 0.25g/t Au Holes containing at least 20ft (6.1m) @0.1g/t Au # of holes 84 24 40 51 65 % of total holes 100% 29% 48% 61% 77% Source: An NI 43-101 Technical Report dated December 16, 2020 entitled “Technical Report for the Excelsior Springs Property E sme ralda County, Nevada, U.S.A.” prepared by Ken Brook, RPG, QP Athena Gold (OTCQB : AHNR) is an advanced gold exploration junior currently advancing the Excelsior Springs Project in the heart of Nevada’s Walker Lane Gold Trend . The Excelsior Springs Project has two patented and 140 lode claims comprising 2 , 884 acres / 1 , 167 hct . The property was previously advanced by Global Geoscience and its partner Osisko Mining - Athena is building on their past success . © 2021 Athena Gold. All rights reserved.

OTCQB AHNR

Historic Drill Holes: AU Grades & Intercepts

Hole No.	Interval Meters	Gold G/T	Depth From	Meters To
TA-03	16.8	1.47	1.5	18.3
TA-11	15.2	1.68	0.0	15.2
88-06	27.4	2.74	0.0	27.4
88-08	38.1	1.25	0.0	38.1
EX-02	33.6	2.87	70.1	103.7
EX-15	48.8	0.80	19.8	68.6
EX-30	22.9	2.21	71.6	94.5
GE-08	22.9	1.85	93.0	115.6
GE-14	19.8	1.10	7.6	27.4



Several projects in the Walker Lane have produced more than one million ounces. Excelsior Springs could potentially join that elite group of projects.

Leadership

John Power, CEO
Past president of two funds where he was successful in achieving high ROI's to investors.

Markus Janser, Director
20+ years in banking. Founded several private companies bringing them to profitability.

David Beiling, P.E, Strategic T.A.
50+ years in mining, current director of NioCorp. Past CEO of Bullfrog Gold.

Building shareholder value in the near term


Geophysics Program
Q2 - 2021
Oriented Core Drill Program
Q3 - 2021
RC Drill Program
Q4 - 2021
1
2
3

Capital Structure

15 February 2021	Millions
Issued Shares	60.2
Float	17.7
Option / Warrants	None
Convertible Notes (Future Issuance)	3.4
Nubian Resources (Future Issuance)	45
Fully Diluted Common Shares	108.7
Market Capitalization	US$7m
Current Price	US$0.11
TTM Trading Range	(US$0.01 – $0.23)

Athena Share Price Performance YTD


Price
Volume

Target CSE Filing in Q2 - 2021

CONTACT

John Power
T: +1 (707) 291 6198
johncaseypower@gmail.com
2010-A Harbison Dr., PMB #312, Vacaville, CA USA 95687

ATHENA GOLD

© 2021 Athena Gold. All rights reserved.